UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):    March 28, 2007

Avalon Oil & Gas, Inc.

(Exact name of registrant as specified in charter)

Nevada	1-12850	84-1168832
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7808 Creekridge Circle, Suite 105
Minneapolis, MN 55439
(Address of principal executive offices)(Zip Code)

(952) 746-9652
(Registrant's telephone number, including area code)

______________________________________
(Former Name or Former Address if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c).

Section 2 — Financial Information
Item   2.01 Completion of Acquisition or Disposition of Assets.

On March 30, 2007, Avalon Oil & Gas, Inc. (“Avalon”) announced that it acquired Leak Location Technologies, Inc. (“LLTI”) from UTEK Corporation (“UTEK”) in a stock transaction pursuant to an Agreement and Plan of Acquisition between Avalon, LLTI and UTEK dated March 28, 2007 (“Agreement”). LLTI holds the exclusive license to a patented technology developed by researchers at Rensselaer Polytechnic Institute which uses sound signals and sensors to detect and locate leaks in underground pipes. In the transaction, UTEK exchanged all issued and outstanding shares of LLTI for 36,710,526 shares of Avalon’s common stock which, in addition to the 35,131,142 shares of Avalon’s common stock previously held by UTEK, represents 21.8% of Avalon’s issued and outstanding common stock. From March 28, 2007 through March 27, 2008, UTEK’s aggregate interest in Avalon will be subject to be proportionately increased if Avalon’s number of issued and outstanding shares increases as a result of issuing additional equity securities to any of its current management or directors except by reason of those parties’ conversion of preferred stock that they owned prior to this transaction.

A copy of the Agreement is attached to this Form 8-K as Exhibit 2.1 and is incorporated by reference into this Item 2.01.

Avalon made these announcements in a press release dated March 30, 2007 (the “Press Release”), which Press Release provides details not included in previously issued reports. A copy of the Press Release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Section 7 —Regulation FD
Item    7.01 Regulation FD Disclosure.

The information disclosed above in Item 2.01 is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits
Item    9.01 Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Acquisition
99.1	Press Release

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   April 23, 2007

Avalon Oil & Gas, Inc.

By: /s/ Kent Rodriguez Kent Rodriguez, Chief Executive Officer